Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Three Months Ended June 30,
	2003	2002
	(Restated)
Numerator:
Numerator for basic earnings per share-income available to common shareholders	$20,044	$19,437
Less adjustment for income from discontinued operations	(13,740)	(1,420)

Numerator for basic earnings per share from continuing operations	6,304	18,017
Effect of dilutive securities:	—	788

Numerator for diluted earnings per share from continuing operations	$6,304	$18,805

Denominator:
Denominator for basic earnings per share – weighted average shares	46,100	45,950
Dilutive potential common shares	360	2,130

Denominator for diluted earnings per share-adjusted for weighted average shares and assumed conversion	46,460	48,080

Basic earnings per share from continuing operations	$0.13	$0.39
Basic earnings per share from discontinued operations	0.30	0.03

Basic earnings per share	$0.43	$0.42

Diluted earnings per share from continuing operations	$0.13	$0.39
Diluted earnings per share from discontinued operations	0.30	0.03

Diluted earnings per share	$0.43	$0.42

Exhibit 11

(continued)

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Six Months Ended June 30,
	2003	2002
	(Restated)
Numerator:
Numerator for basic earnings per share-income available to common shareholders	$44,661	$39,635
Less adjustment for income from discontinued operations	(24,083)	(2,866)

Numerator for basic earnings per share from continuing operations	20,578	36,769
Effect of dilutive securities:
Minority interests in income convertible into common shares	—	1,587

Numerator for diluted earnings per share from continuing operations	$20,578	$38,356

Denominator:
Denominator for basic earnings per share – weighted average shares	46,025	45,895
Dilutive potential common shares	290	2,065

Denominator for diluted earnings per share-adjusted for weighted average shares and assumed conversion	46,315	47,960

Basic earnings per share from continuing operations	$0.45	$0.80
Basic earnings per share from discontinued operations	0.52	0.06

Basic earnings per share	$0.97	$0.86

Diluted earnings per share from continuing operations	$0.44	$0.80
Diluted earnings per share from discontinued operations	0.52	0.06

Diluted earnings per share	$0.96	$0.86